                                                                 Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)


                                               Three Months Ended     Nine Months Ended
                                                  September 30,         September 30,
                                                 1996       1995       1996       1995
                                           (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                                   $122,874   $100,583   $452,365   $389,578
   Preferred stock dividends                      (3,979)    (3,777)   (11,946)   (11,405)
                                                $118,895   $ 96,806   $440,419   $378,173

 Average number of common shares
  outstanding                                    246,773    243,940    245,601    243,667
 Primary earnings per share of
  common stock                                  $   0.48   $   0.40   $   1.79   $   1.55

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                                   $122,874   $100,583   $452,365   $389,578
   Preferred stock dividends                      (3,980)    (3,777)   (11,946)   (11,405)
   Add back:
     Dividends on convertible
      preferred stock                              3,980      3,777     11,946     11,405
                                                $122,874   $100,583   $452,365   $389,578

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                                  246,773    243,940    245,601    243,667
   Additional shares issuable upon:
     Conversion of preferred stock                18,729     19,005     18,751     19,071
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                     5,789      6,227      5,629      5,883
                                                 271,291    269,172    269,981    268,621

 Fully diluted earnings per share of
  common stock                                  $   0.45   $   0.37   $   1.68   $   1.45
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